EXHIBIT 10.1

TRANSITION AGREEMENT AND RELEASE

AND WAIVER OF CLAIMS

This TRANSITION AGREEMENT AND RELEASE (the “Agreement”) made effective this 30th day of September, 2008, by and between KRISTINE N. MOLNAR (hereinafter referred to as “Employee”) and WESBANCO, INC., a West Virginia corporation (hereinafter referred to as “WesBanco”).

W I T N E S S E T H

WHEREAS, the Employee has been employed by WesBanco as an executive officer; and,

WHEREAS, WesBanco and Employee desire to have a written agreement stating the terms applicable to the Employee’s transition from full time to part time employment, and resolving and settling any and all actual or possible differences, disputes, or claims between them, including, but not limited to, those arising from or relating to the transition in their employment relationship; and

NOW, THEREFORE, for and in consideration of the premises and mutual promises and agreements contained herein, together with other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, it is mutually agreed as follows:

1.        Transition from Full Time to Part Time Employment. Employee agrees to voluntarily separate from full-time employment effective as of the close of September 30, 2008 and to transition to part time employment under the terms of the Consulting Agreement made effective on October 1, 2008 (the “Consulting Agreement”).

2.        Consideration.

(a)        WesBanco agrees to pay to Employee salary, more specifically, Four Hundred Fifty-two Thousand Fifty-two Dollars and Nine Cents ($452,052.09) gross pay, less payroll withholdings, on or about seven (7) days after execution of the agreement.

3.        Other Benefits. WesBanco will pay the Employee all other benefits to which the Employee is entitled under applicable benefit programs, this Agreement, and the Consulting Agreement. The Employee further acknowledges that she has been provided with such information as she deems necessary to determine her rights, if any, under WesBanco’s various employee benefit plans and policies. (See attached Schedule A).

WesBanco and the Employee mutually agree that the Standard Employment Agreement dated January 2, 1998, will terminate as of the effective date of this Transition Agreement and Release and Waiver of Claims. WesBanco and the Employee mutually agree that the Amended and Restated Change in Control Agreement dated November 22, 2005, will terminate as of the effective date of this Transition Agreement and Release and Waiver of Claims. WesBanco and the Employee mutually agree that the Employee’s participation in the WesBanco, Inc. Key Executive Incentive Bonus and Option Plan dated May 16, 2007, will terminate effective as of the execution of the Transition Agreement and Release and Waiver of Claims. WesBanco and the Employee mutually agree that the Employee is not entitled to retain her rights in accordance with the terms and conditions of the Key Executive Incentive Bonus and Option Plan, except for any options granted to Employee prior to the date of this Agreement and for any long term incentive bonus payments previously deferred and payable in accordance with the schedule attached hereto as Schedule B. The two thousand (2,000) options granted to the Employee on May 21, 2008, shall vest on December 31, 2008, as if the Employee were continuing full-time employment. Furthermore, WesBanco and the Employee mutually agree that this

Agreement shall have no effect upon the Life Insurance Agreement dated July 1, 2003, between WesBanco Bank, Inc. and the Employee; thus, the death benefit of Twenty-five Thousand Dollars ($25,000.00) shall remain in full force and effect.

WesBanco and the Employee mutually agree that the Amended and Restated Salary Continuation Agreement dated November 22, 2005 (the “SERP Agreement”) will continue and the Employee will be entitled to supplemental benefits over and above the benefits provided to Employee under WesBanco’s Defined Benefit Pension Plan.

Under the terms of the SERP Agreement, Employee is entitled to a vested accrued benefit more particularly described on Schedule C, attached hereto and made a part hereof. The parties hereby mutually agree to continue the SERP Agreement during the term of the Consulting Agreement (as hereinafter defined) so that Employee shall continue to accrue additional benefits in accordance with the schedule shown on Schedule C for each year of service provided under the Consulting Agreement as if Employee had not terminated full-time employment with Wesbanco. Thus, for purposes of determining the benefit due Employee under the terms of the SERP contract, the parties agree that the benefit to which she will be entitled at age sixty-five (65) will be the amount set forth in Schedule C for the plan year ending immediately prior to the termination date of the Consulting Agreement determined by vesting the executive in 100% of the accrual balance as shown on the schedule. Thus, if the Consulting Agreement continues through December, 2016, Employee shall be entitled to a benefit amount of Forty Thousand Dollars ($40,000.00) per year payable for ten (10) consecutive years, as provided under the terms and conditions of said SERP Agreement.

4.        Release of Claims. In consideration of the foregoing, WesBanco and Employee hereby mutually and reciprocally agree to release and waive any and all claims or demands (whether known or unknown) which currently exist, arising out of, or connected with, Employee’s full time employment with WesBanco and the termination of Employee’s full time employment, including, but not limited to, all such matters in law, in equity, in contract (oral or written, express or implied), or in tort, (excluding Workers’ Compensation and any such claim for employee benefits to which Employee is entitled as of the last day of Employee’s active full time employment under the express terms of the employee benefit plan) against Employee, WesBanco, any of its parents, subsidiaries, and affiliates or predecessors in interest and any employee benefit plan sponsored by any of them, and the officers, employees, directors, shareholders, fiduciaries and agents of any of them, along with the successors, assigns and heirs of any of the foregoing persons or entities (collectively referred to as the “Releasees”) arising from Employee’s Standard Employment Agreement or voluntary resignation from full time employment. It is specifically understood and agreed between the Employee and WesBanco that this release and waiver includes any such rights or such claims to which the Employee may have been entitled under the Fair Labor Standards Act of 1938; the Civil Rights Act of 1866; Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; Title 41 of the Ohio Revised Code, specifically Chapter 4112; Title 47 of the Pennsylvania Statutes, specifically Chapter 17; Chapter 21 of the West Virginia Code; W.Va. Code § 5-11, et seq.; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Vietnam Era Veterans Readjustment Assistance Act of 1974; the Older Worker Benefit Protection Act; the Americans with Disabilities Act, and all other federal, state and local law claims, whether statutory or common law, including, but not limited to, those under the laws of the States of West Virginia, Ohio and Pennsylvania, including, but not limited to, the West Virginia Human Rights Act, W.Va. Code § 5-11-1, et seq., the Ohio Civil Rights Commission, and the Pennsylvania Human Relations Act. However, the parties acknowledge that the Employee is not waiving any rights or claims that may arise after this Agreement is executed; provided, however, that the Employee shall be precluded from recovering for the future effects of discrimination or other actions or inactions which occurred or should have occurred prior to this Agreement. The parties further acknowledge that Employee is not waiving or releasing any right or claim under this Agreement, the Consulting Agreement, or any right that she may have or accrue as a participant in any benefit plan and/or as a result of her continuation of employment in a part time capacity following her entry into this Agreement. Additionally, the Employee waives and releases any right she may have to recover any damages resulting from any action or suit instituted on her behalf by the Equal Employment Opportunity Commission, the Ohio Civil Rights Commission, the West Virginia Human Rights Commission, or other fair employment practices agencies based upon a claim she is waiving and releasing under this Agreement.

Excluded from this Transition Agreement and Release and Waiver of Claims (in addition to claims that may arise after this Agreement is executed, as provided above) are claims and rights which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. Employee does, however, waive her right to any monetary recovery should any agency pursue any claims which she has waived and released in this Section 4 on her behalf. Employee represents and warrants that she has not filed any complaint, charge, or lawsuit against WesBanco with any governmental agency and/or any court.

In addition, Employee agrees never to sue WesBanco in any forum for any claim she has waived and released under this Section 4, except that she may bring a claim waived and released under this Section 4 under the ADEA to challenge this Transition Agreement and Release and Waiver of Claims. If she violates this Transition Agreement and Release and Waiver of Claims by suing WesBanco for a claim waived and released under this Section 4, other than such a claim under ADEA, Employee shall be liable to WesBanco for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending against such a suit.

5.        Non-Compete Agreement. Employee agrees that for twenty-seven (27) months after separating from full time employment with WesBanco for any reason not, directly or indirectly, to accept employment with, act as a consultant to, or otherwise perform services that are substantially the same or similar to those for which the Employee was compensated by WesBanco (this comparison will be based on job-related functions and responsibilities and not on job title), for any business that is within a radius of fifty (50) miles of the City of Wheeling, which directly competes with any business in which WesBanco or any related or affiliated company (1) is engaged on the date the Employee separates from full time employment with WesBanco for any reason, (2) was engaged at any time within twenty-seven (27) months preceding the date the Employee terminates full time employment with WesBanco for any reason, or (3) in Employee’s knowledge intends to participate at any time within twenty-seven (27) months after the date the Employee separates full time employment with WesBanco for any reason. This restriction applies to any parent, division, affiliate, newly formed or purchased business(es), and/or successor of a business that competes or may compete with WesBanco.

6.        Employee’s Rights. The Employee specifically acknowledges that on the 30th day of September, 2008, officials of WesBanco presented her with this Agreement, thereby informing her of the amounts to which she was entitled upon her transition from full to part time employment and explained to her that, in addition to those amounts, WesBanco would provide the consideration stated herein if, and only if, the Employee (i) executes this Agreement and releases and waives any and all claims she might have against the Releasee as defined herein; (ii) does not revoke this Agreement, as described below; and (iii) otherwise strictly abides by the terms of this Agreement. The Employee further acknowledges that she has been advised by WesBanco that she (i) has the right to consult an attorney of her own choice; (ii) has a minimum of twenty-one (21) days to consider this document before signing it; and (iii) has seven (7) days after she signs this Agreement within which to revoke it, and that the Agreement shall not become enforceable until seven days following the date of the Employee’s signature without her revocation of it.

The toll free telephone number of the West Virginia State Bar’s Lawyer Information Referral Service is 1-800-642-3617. The toll free telephone number of the Ohio State Bar Association is 1-800-282-6556. The toll free telephone number of the Pennsylvania Bar Lawyer Referral Service is 1-800-692-7375.

The Employee specifically recognizes that, by signing this Agreement, she is waiving any rights to receive any remedial or monetary relief, including without limitation, back pay, front pay, emotional distress damages, reinstatement, damages for injury to reputation, pain and suffering or loss of future income, or punitive damages as a consequence of any charge or complaint filed with the Equal Employment Opportunity Commission, the Ohio Civil Rights Commission, the West Virginia Human Rights Commission, or any similar state or federal agency concerning a claim waived in this Agreement.

7.        No Admission of Liability. The parties agree that this Agreement and the offer to enter into this Agreement are not, and shall not be construed in any way as, or deemed to be, an admission by WesBanco or any of the Releasees of any act of wrongdoing or admission of liability or responsibility at any time or in any manner whatsoever. The parties further agree that this Agreement may not be used in any action between the Employee and WesBanco or any of the Releasees, other than for the enforcement of this Agreement or as evidence of a waiver by the Employee.

8.        Program Not to Benefit Others. The parties acknowledge that the Employee’s right to the settlement described herein shall be determined exclusively under the provisions stated herein and the Consulting Agreement and such other agreements and plans as may be applicable, and this Agreement is not intended to, and does not, create rights for the benefit of any other employee or person.

9.        Business Planning. Employee recognizes that, as a matter of business planning, WesBanco routinely reviews and evaluates various proposals for changes in compensation, retirement, and severance programs, as well as proposals for special exit incentive programs. Employee further recognizes that some of the proposals, if adopted and finally implemented, might be more advantageous or less advantageous than the Agreement presently being offered to Employee. Unless and until such changes are formally announced by WesBanco, no one is authorized to give assurances that such changes will or will not occur. Employee understands that WesBanco may adopt new or modified agreements in the future that, depending on her individual circumstances, may be more or less advantageous to Employee than the benefit provided under this

Agreement. Employee should not expect or assume that any such new or modified agreement or benefits will be extended on a retroactive basis if Employee leaves full time employment pursuant to this Agreement. No such new or modified agreement or benefit will operate to reduce any vested right of Employee or to reduce or diminish any right provided Employee under this Agreement or the Consulting Agreement.

10.        Final and Binding Agreement. The Employee agrees and recognizes that this Agreement is final and binding when signed by the Employee, subject only to the Employee’s revocation right as described in Paragraph 6 above.

11.        Non-Disparagement. The Employee agrees not to make any disparaging or negative remarks, either orally or in writing, regarding WesBanco or any other Releasee concerning acts occurring before the signing of this Agreement or relating to this Agreement and the matters alleged therein. The Employee further agrees to direct her agents, attorneys, or any other person acting on her behalf to refrain from making such comments.

12.        Remedies. In the event of a breach or threatened breach of all or part of Paragraph 10 of this Agreement, the Employee agrees that WesBanco shall be entitled to injunctive relief and all other remedies available at law or in equity in a court of competent jurisdiction to remedy any such breach or threatened breach. The Employee hereby acknowledges that damages alone would be inadequate and insufficient as a remedy for any such breach or threatened breach. The Employee further agrees that the covenants contained in Paragraph 10 and the remedies contained in this Paragraph 12, shall survive the termination of this Agreement.

13.        References. If any inquiry about the Employee is made to WesBanco as a reference for future employment or for other purposes, WesBanco agrees that it shall state that it will provide the Employee’s dates of employment, job titles and job descriptions, in accordance with WesBanco’s existing personnel policies. Further, WesBanco, including its respective officers, directors, agents, servants, or employees or any of their successors or assigns, shall not make any disparaging or negative remarks, either orally or in writing, regarding the Employee concerning any acts which occurred before the signing of this Agreement or relating to this Agreement. The Employee agrees to direct all inquiries concerning her transition from full time employment to the Director of Human Resources at WesBanco.

14.        Unemployment Compensation. As additional consideration for this Agreement, WesBanco agrees that it will not contest any claim filed by the Employee for unemployment compensation with respect to the Employee’s transition from full time employment described herein.

15.        Voluntary Agreement. The Employee expressly warrants and represents to WesBanco as part of the consideration expressed herein that, before executing this Agreement, she has fully informed herself of its terms, contents, and conditions, and represents that in making this settlement she has had the opportunity to obtain the benefit of the advice of counsel of her choosing and no promise or representation of any kind or character has been made to her by WesBanco, or by anyone acting on their behalf, except as is expressly stated in this Agreement. The Employee acknowledges that she has relied solely and completely upon her own judgment and, if she has so elected, the advice of counsel and other advisors in making this settlement, and that she fully and completely understands both the terms of the settlement and the release; that she fully understands it is a full, complete and final release, and that the payment and other consideration set forth in this Agreement are all the consideration to be conferred upon her in accordance with the parties’ agreement regarding the settlement of the matters described herein. The Employee further represents that she has read this Agreement in its entirety and that she understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation, or coercion on the part of any person or entity.

16.        Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same document, with one counterpart being delivered to each party.

17.        Entire Agreement. This Agreement supersedes all other oral and written agreements between the parties hereto as to the matters herein and contains all of the covenants and agreements between the parties with respect to the employment of the Employee by WesBanco and the matters provided herein. The Employee acknowledges that, in executing this Agreement, she has not relied on any representation or statement not set forth herein. This Agreement may not be modified except in writing, signed by the Employee and WesBanco. This Agreement shall be binding on all of the Employee’s heirs, representatives, successors, and assigns. This Agreement shall be binding upon any successor of WesBanco by merger or sale of all or substantially all of WesBanco’s assets or stock or by other business combination. The Employee shall not assign any rights or obligations under this Agreement, without the written consent of WesBanco. The Employee further represents that she has read this Agreement in its entirety and that she understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation or coercion on the part of WesBanco or any Releasee.

18.        Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, excepting such State’s choice of law provisions, and except as otherwise preempted by the Employee Retirement Income Security Act of 1974 or other applicable federal law.

19.        Waiver of Breach Not Deemed Continuing. The waiver of or by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

20.        Construction and Severability. The parties agree that, in all cases, the language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. Furthermore, in the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, WesBanco shall have the option to enforce the remainder of this Agreement or to cancel it.

21.        Disclosure of Employment Information. Upon execution of an authorization for the release of information concerning the Employee’s employment to any prospective employer, WesBanco will disclose the Employee’s dates of employment, including hire date and separation date; positions; and duties. No other employment information will be provided to any prospective employer.

22.        KSOP Plan. The Employee will continue as a participant in the WesBanco KSOP so long as Employee continues employment as a part-time employee under the Consulting Agreement dated as of the date hereof by and between WesBanco Bank, Inc. and the Employee. Upon termination of the Consulting Agreement, Employee shall be entitled to receive such benefits as Employee shall have accrued in accordance with the terms of the KSOP Plan.

23.        Confidentiality. You understand and agree that even after your separation from employment, you are required to maintain the confidentiality of all proprietary information and knowledge acquired by you during your employment with WesBanco, which belongs to WesBanco or its customers, and which has not been published, disseminated, or otherwise become a matter of general public knowledge. You agree that you will not directly or indirectly solicit known former customers of WesBanco. You agree that you will not disclose or make use of such information, whether with respect to WesBanco’s or its customers’ business, operations, finances, customers, employees or otherwise, and whether in written form or committed to memory.

24.        Transition. Employee will make every effort to ensure a smooth transition, and agrees to cooperate with WesBanco and to provide all necessary information regarding the status of operations, the location of relevant materials, and any other relevant information related to Employee’s responsibilities with WesBanco of which WesBanco should be aware or which WesBanco may request, now or at any later time.

25.        Employee Cooperation. As a free and voluntary act, Employee also further agrees after Employee’s transition from full time to part time employment to cooperate at WesBanco’s expense with any investigations or lawsuits involving WesBanco on matters where Employee had specific knowledge or responsibility. The Employee will be reimbursed at a rate equal to her final base salary computed on an hourly basis. Employee will make herself available at WesBanco’s expense for any litigation, including specifically, but not exclusively, preparation for depositions and trial. Employee will not receive reimbursement for time spent testifying in depositions or trial. Employee will not assist or provide information in any litigation by others against WesBanco except as required under law or formal legal process after timely notice is provided to WesBanco to allow WesBanco to take legal action with respect to the request for information or assistance. Nothing in this Agreement shall restrict or preclude Employee from, or otherwise influence Employee in testifying fully and truthfully in legal or administrative proceedings against WesBanco, as required by law or formal legal process.

26.        Tax Liability. Employee is exclusively liable for the payment of any federal, state, city, or other taxes that may be due from her as a result of the payment for transition from full time employment received by Employee; provided, however, that WesBanco shall pay all federal, state and local amounts withheld from payments to Employee and all of their employment taxes at the time normally paid by WesBanco on Employee’s salary in connection with the consideration payable to Employee pursuant to this Agreement. Except for the foregoing obligation of WesBanco hereunder, and provided that WesBanco properly withholds and remits all applicable taxes due, Employee shall indemnify, hold harmless, and unconditionally release WesBanco from any payment of taxes or penalties, if any, that may be required of Employee as a result of any consideration paid by WesBanco to Employee pursuant to this Agreement.

27.        Headings. Headings are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

28.        Termination or Modification of Benefits. The Employee understands and agrees that nothing in this Agreement shall affect WesBanco’s reserved right to terminate or amend in whole or in part, in any manner whatsoever and with respect to the Employee or any other active or former employee or any group thereof, any employee benefit plan which is presently or which may be offered to WesBanco’s employees. No such termination or amendment will operate to reduce any vested right of Employee or to reduce or diminish any right provided Employee under this Agreement or the Consulting Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this TRANSITION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS as of the day and year first written above.

Executed this              day of October, 2008.

KRISTINE N. MOLNAR

WESBANCO, INC., a West Virginia corporation

By
Its

(SEAL)

ATTEST:

STATE OF                     ,

COUNTY OF                     , TO-WIT:

I,                                         , a notary public in and for said State do certify that KRISTINE N. MOLNAR, whose name is signed to the writing annexed hereto, bearing the date of          day of October, 2008, has this day acknowledged the same before me in my said county.

Notary Public

My commission expires:

STATE OF                     ,

COUNTY OF                     , TO-WIT:

The foregoing instrument was acknowledged before me this          day of October, 2008, by                                 ,                                 of WESBANCO, INC., a West Virginia corporation, on behalf of the corporation.

Notary Public

My commission expires:

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